Exhibit 10.1

2004 Bonus Program Summary Description

(extracted from text under heading, “Compensation Committee Report On Executive Compensation,” included in Registrant’s Proxy Statement, dated April 5, 2004, included in Registrant’s Schedule 14A filed with the Securities and Exchange Commission on April 8, 2004)

Annual Bonuses. For 2003, the Board approved an annual bonus program for our executive officers and certain other employees to provide further incentive to achieve our 2003 performance goals. Bonus targets for the program were 50% of base salary for the CEO and President and 40% of base salary for the balance of the executive officers. Awards under this program were based upon achieving our operating plan, with the opportunity for leverage of the bonus targets based upon surpassing such plan. **** The Board has approved a similar annual bonus program for our executive officers and certain other employees, excluding Gabriel Battista, to provide further incentive to achieve our performance goals in 2004.

In connection with the transition of Mr. Battista's duties as Chief Executive Officer to Mr. Meyercord, the Board has approved an annual bonus program for Mr. Battista to provide him with further incentive to achieve our performance goals in 2004. Mr. Battista's bonus target is 100% of base salary and is based upon achieving our operating plan, with the opportunity for leverage of the bonus targets based upon surpassing such plan. In addition, Mr. Battista may earn an additional bonus of up to $500,000, based upon his meeting certain subjective measures established and as determined by the Board.